Exhibit 10.1

FIRST AMENDMENT TO LICENCE AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) is made the 16th day April, 2021 (“Amendment Effective Date”)

CRT Initial/Date: /TH/ 6/8/2021

Company Initial/Date: /BC/ 5/17/2021

BETWEEN:

CANCER RESEARCH TECHNOLOGY LIMITED a company registered in England and Wales with number 1626049 and registered office at 2 Redman Place, Stratford, London, E20 1JQ, England (“CRT”);

LINEAGE CELL THERAPEUTICS, INC., a California company with principal place of business at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008, USA (the “Company”).

WHEREAS:

(A)	The Parties entered into that certain Licence Agreement dated May 6, 2020 (the “Agreement”).

(B)	The Parties desire to amend certain clauses of the Agreement as described below.

NOW IT IS HEREBY AGREED as follows:

DEFINITIONS AND INTERPRETATION

1.1	In this Amendment, capitalized terms used but not defined shall have the meaning attributed to them in the Agreement.
1.2	In this Amendment:

1.2.1	unless the context requires otherwise, all references to a particular Clause, paragraph or Schedule shall be references to that clause, paragraph or schedule, of or to this Amendment;
1.2.2	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;
1.2.3	unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;
1.2.4	reference to any statute or regulation includes any modification or reenactment of that statute or regulation, provided that the modification or re-enactment does not diminish the rights or extend the obligations of any Party; and
1.2.5	references to the words “include” or “including” shall be construed without limitation to the generality of the preceding words.

AMENDMENTS

2.1	Clause 2.3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.3.1	any sub-licence granted by the Company shall be expressed to terminate automatically on the termination of this Agreement for any reason (provided however that the sub-licence may contain the direct licensing rights set out under Clauses 2.8 and 2.9 below, subject to the obligations, limitations and restrictions set out therein);

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2.2	The following two clauses are hereby added to the Agreement as Clauses 2.8 and 2.9 respectively:

2.8	If, within ninety (90) days after the date of automatic termination of a sub-licence pursuant to Clause 2.3.1, CRT receives a written request from the applicable Sub-Licensee to enter into a direct licence agreement under this Clause 2.8, then: (i) provided such sub-licence did not exceed in scope the rights granted by CRT to the Company under, and was granted by the Company in compliance with Clause 2.3 of, this Agreement; and (ii) provided such Sub-Licensee is not then in breach of any of its obligations under its agreement with the Company (under which the sub-licence was granted); and (iii) to the extent of CRT’s legal rights to do so; and (iv) subject to the remainder of this Clause 2.8, CRT will enter into such a direct license agreement. Any such direct licence agreement shall:

2.8.1	grant rights under the same Exclusive Results and/or Non-Exclusive Results that were licensed to that Sub-Licensee under the terminated sub-licence from the Company, and with the same exclusivity or non-exclusivity (as the case may be) and field of use as said terminated sub-licence;
2.8.2	be on substantially equivalent terms (including, without limitation, payment terms) as, and contain terms no less favourable and no more onerous for CRT than, the applicable terms of this Agreement;
2.8.3	not oblige CRT to perform any action, assume any liability or give any covenant, warranty or indemnity that is personal to the Company, or that CRT is not obliged to perform, assume or give under this Agreement;
2.8.4	require the Sub-Licensee to pay all the reasonable out-of-pocket legal and other costs incurred by CRT in connection with its negotiation and execution of such direct license; and
2.8.5	contain an indemnity from the Sub-Licensee, in favour of the Indemnified Parties and consistent with the terms of clause 9 of the Agreement, against any and all third party claims, demands, losses, damages and expenses (including without limitation, legal fees) arising from or in connection with the Sub-Licensee’s agreement with the Company (under which the terminated sub-licence was granted).

2.9	At the request of the Company and subject to Clauses 2.3.2 and 2.3.5, CRT will confirm in writing to a Sub-Licensee the terms of the preceding Clause 2.8. Any such confirmation will be the Confidential Information of CRT.

ENTIRE AGREEMENT

3.1	Except as expressly modified by this Amendment, all terms and conditions set forth in the Agreement, as in effect on the Amendment Effective Date, shall remain in full force and effect. The Agreement as modified by this Amendment embodies and sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, understandings or arrangements relating to the subject matter of this Amendment. No party has relied on any statement in deciding to enter into this Amendment that is not expressly set out in this Amendment.

SEVERABILITY

4.1	If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions or parts thereof of this Amendment, or the application hereof to any circumstances, to be invalid or to be unenforceable in a final nonappealable order, the remainder of this Amendment and the application of such term, provision or condition or part thereof to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the other terms, provisions and conditions of this Amendment shall be valid and enforceable to the fullest extent permissible by law.

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EXECUTION

5.1	This Amendment may be executed in any one or more number of counterpart agreements, and as scanned email attachments, and all signatures and counterparts so exchanged shall be considered as original and shall be deemed to form part of and together constitute this Agreement.

GOVERNING LAW AND JURISDICTION

6.1	This Amendment is governed by and construed in accordance with English Law and each Party hereby agrees to submit to the exclusive jurisdiction of the English Courts in respect of any claim or dispute arising out of this Amendment or its subject matter.

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IN WITNESS whereof this Amendment has been executed by duly authorised officers of the Parties on the day first above written.

Signed by:	/s/ Tony Hickson
Tony Hickson (Apr 16, 2021 12:03 GMT+1)

Name:	Tony Hickson

Title:	Chief Business Officer

For and on behalf of
CANCER RESEARCH TECHNOLOGY LIMITED

Signed by:	/s/ Brian Culley
Brian Culley, CEO (Apr 16, 2021 09:01 PDT)

Name:	Brian Culley

Title:	CEO

For and on behalf of
LINEAGE CELL THERAPEUTICS, INC.

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